1. Name and Address of Reporting Person
   MILLER, JR., MARLIN
   2400 Bernville Road
   P.O. Box 12888
   Reading, PA 19612
   USA
2. Issuer Name and Ticker or Trading Symbol
   Arrow International, Inc.
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   12/27/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   (X) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN OF THE BOARD AND CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    12/24/2002            G     V   -2530       D   $0.0000    3869324.14(1)  D
                                                                                           <F1>
Common Stock                                                                               1000(2)<F2>      I         Mrs. Regina
                                                                                                                      Miller
Common Stock                                                                               51000(2)<F2>     I         Marlin Miller
                                                                                                                      Foundation

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+

Explanation of Responses:

<F1>(1)Includes 72 shares contributed by the issuer to the reporting person's account under the Company's 401(k) Plan since the reporting person's last Form 4 was filed on April 10, 2002. Excludes 51,000 shares of Common Stock held by a charitable foundation of which the reporting person is one of five trustees who have shared power to vote and dispose of such shares but with respect to which the reporting person has no direct or indirect pecuniary interest within the meaning of Rule 16a-1 (a) (2) under the Securities Exchange Act of 1934.
<F2>(2)The reporting person disclaims beneficial ownership of these securities

SIGNATURE OF REPORTING PERSON
/s/ MARLIN MILLER, JR.

DATE
01/16/2003